Luminent Mortgage Capital, Inc.

September 2006

C O N F I D E N T I A L

Free Writing Prospectus

This document constitutes a free writing prospectus.

Lares Asset Securitization, Inc. (the “Depositor”) has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you are encouraged to read the base prospectus in that registration statement and other documents the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 ext.
2663.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

C O N F I D E N T I A L

Forward Looking Information

This presentation contains forward-looking statements that predict or describe future events or trends.  The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Luminent’s control and are based on the information currently available to Luminent’s management.  Luminent faces many risks that could cause its actual performance to differ materially from the results expressed or implied by its forward-looking statements, including, without limitation, the possibilities that interest rates may change, that principal payment rates may change, that mortgage-backed securities or mortgage loans may not be available for purchase on acceptable terms, that borrowings to finance the purchase of assets may not be available on acceptable terms, that Luminent may not be able to maintain its dividend or the yield on its common stock, that Luminent may not be able to maintain its qualification as a REIT for federal income tax purposes, that Luminent may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, that Luminent’s business strategy to purchase mortgage loans for securitization may not be successful, and that Luminent’s strategies may not be effective (including portfolio management and hedging strategies and strategy to protect net interest spreads).  Luminent’s filings with the Securities and Exchange Commission contain a more complete description of these and many other risks to which Luminent is subject.  Because of those risks, Luminent’s actual results, performance or financial condition may differ materially from the results, performance or financial condition contemplated by its forward looking statements.  The information set forth in this presentation represents management’s current expectations and intentions.  Luminent assumes no responsibility to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

C O N F I D E N T I A L

Introduction to Our Business

C O N F I D E N T I A L

Introduction

Active residential mortgage REIT

Diversified business model

Match-funded book

$5.5 billion in total mortgage assets

Expected dividend growth in 2006

Strong credit profile

NYSE traded since 2003

$520.6

$1,898.2

$2,580.7

$3,586.7

$0.0

$750.0

$1,500.0

$2,250.0

$3,000.0

$3,750.0

$4,500.0

Dec-05

Mar-06

Apr-06

June-06

Luminent 16th largest
Alt-A Securitizer in

1st half 2006
with 1.7% market

share

Luminent Prime Quality Alt-A

Securitizations

C O N F I D E N T I A L

Our Business

REIT taxable net income $0.29 per share, up 38% from Q1

Q2 dividend of $0.20 per share, up 300% from Q1

Guidance for continued dividend growth throughout 2006

Book value $10.05, above Q1 2006 and Q4 2005 levels

Net interest spread 108 basis points on REIT taxable basis, net of servicing expense

Solid credit performance

CDO initiative to drive further asset and profitability growth

Over $300 million unencumbered assets, including cash

4.9x recourse leverage

Second quarter 2006: accelerating growth

C O N F I D E N T I A L

Balance Sheet

(in thousands, except share and per share amounts)

Assets:

Cash and cash equivalents

$

6,763

$

11,466

$

10,581

Restricted cash

47

794

—

Mortgage-backed securities available-for-sale, at fair value

80,321

219,148

186,351

Mortgage-backed securities available-for-sale, pledged as collateral, at fair value

1,886,274

4,140,455

4,641,604

Loans held-for-investment, net of allowance for loan losses of $1,525 at June 30, 2006

3,545,196

507,177

—

Interest receivable

23,955

21,543

18,861

Principal receivable

1,697

13,645

13,426

Derivatives, at fair value

18,440

10,720

7,900

Other assets

16,512

8,523

1,105

Total assets

$

5,579,205

$

4,933,471

$

4,879,828

Liabilities:

Repurchase agreements

$

2,308,232

$

3,928,505

$

4,436,456

Mortgage-backed notes

2,709,646

486,302

—

Warehouse lending facilities

874

—

—

Unsettled security purchases

53,181

—

—

Junior subordinated notes

92,788

92,788

—

Margin debt

—

3,548

—

Derivative Contracts, at fair value

—

—

1,073

Cash distributions payable

7,823

1,218

15,959

Accrued interest expense

9,596

21,123

17,333

Management compensation payable, incentive compensation payable and other related party liabilities

1,870

1,282

2,952

Accounts payable and accrued expenses

2,694

2,384

552

Total liabilities

5,186,704

4,537,150

4,474,325

Stockholders’ Equity:

Preferred stock, par value $0.001:

10,000,000 shares authorized; no shares issued and outstanding at June 30, 2006, December 31, 2005 and
December 31, 2004, respectively

—

—

—

Common stock, par value $0.001:

100,000,000 shares authorized; 39,065,245, 40,587,245 and 37,113,001 shares issued and outstanding at June 30, 2006,

December 31, 2005 and  December 31, 2004, respectively

39

41

37

Additional paid-in capital

498,084

511,941

476,250

Accumulated other comprehensive income (loss)

             (8,431)

7,076

             (61,368)

Accumulated distributions in excess of accumulated earnings

           (97,191)

             (122,737)

               (9,416)

Total stockholders’ equity

392,501

396,321

405,503

Total liabilities and stockholders’ equity

$

5,579,205

$

4,933,471

$

4,879,828

June 30,

December 31,

2006

2005

December 31,

2004

C O N F I D E N T I A L

C O N F I D E N T I A L

Our Business

26.5% Adjustable-rate AAA
and agency mortgage-
backed securities

Diversified asset composition

6.8% Investment grade
mortgage-backed securities
(A average rating)

64.3% Prime quality loans
held-for-investment

As of June 30, 2006

2.4% Non-investment grade
mortgage-backed securities
(BB average rating)

Approximately 0.6%
first loss1

Total mortgage assets: $5.5 billion

Reset term: approximately 9 months

Nearly 90% reset monthly2

1Includes the retained portions of mortgage-backed notes created by Luminent’s securitizations

2Included the effect of hedging instruments

C O N F I D E N T I A L

Diversified liability composition

Our Business

As of June 30, 2006

44.5% Repurchase agreements

52.2% Non-recourse

mortgage-backed notes

1.8% Trust preferred

Total liabilities: $5.2 billion

Reset term: approximately 11 months

C O N F I D E N T I A L

Credit Fundamentals

C O N F I D E N T I A L

Disciplined Loan Acquisition Process

We Source

We Underwrite

We Fund

We Structure

Luminent’s Prime Quality Alt -A Loan Target Market

LUMINENT’S MORTGAGE LOAN BUSINESS

C O N F I D E N T I A L

11

Short Duration

Adjustable

1 month, 6 month, 1/1, 3/1, 5/1, 7/1

High Credit Quality

FICO

700+

Strong Down Payment

LTV

75%

“Middle Class” Balance

Size

$350,000 – $500,000

National Coverage

Geography

Diverse

Low Risk Collateral

Residences

Single Family Detached

“Homes” Not Properties

Occupancy

Owner Occupied

Disciplined Loan Acquisition Process

Rigorous credit and pricing analysis:

– Thorough analysis of collateral: collateral stratifications, default and cumulative loss distributions, prepayment rates, stress scenarios, credit enhancement levels

– Market-sensitive execution model: pricing model in the form of a target deal execution, defining bond sizes, specifying market spreads, and the implied net value of the whole-loan package

– Price/Yield profile: assessment of the yield profile and losses incurred under each default and prepayment scenario

– Benchmarking: prepayment and default curves continuously validated and refined

– Intex, S&P LEVELS, Moody’s Mortgage Metrics, internal models based

Avoid or hedge interest rate risk, manage credit risk

Whole-loan Investment Committee

– Counterparty review/approval, capital allocation, whole-loan investment review/approval

– Whole-loan Investment Sub-Committee: surveillance, contract enforcement and impairment

C O N F I D E N T I A L

Onsite Counterparty Due Diligence Reviews

Review underwriting guidelines and establish concentration limits

Review origination processes and controls

Third-party originator approval and monitoring

Pre-funding fraud detection

Review QC & Compliance procedures

Comprehensive servicing review

Collections

Loss mitigation

Default management

Investor reporting

Affirm financial strength

Negotiate legal protections

Evaluate personnel experience and reputation

C O N F I D E N T I A L

Due Diligence – Loan Level

100% review by rating agency models

5% Random Sample

Supplemented with adverse selection
criteria:

–    High expected loss

–    High and low loan balances

–    Lower FICO scores

–    Higher debt-to-income ratios

–

Minimum 10% underwriting and
compliance sample selected from analysis
factors above

100% collateral risk assessment

–    Fraud score

–    Flip caution

–    Subject variance to median

100% AVM Cascade

–    Bump logic processes to

Desk review

BPO

Credit

Collateral Valuation

Other layered risks considering
occupancy, purpose, and
documentation

C O N F I D E N T I A L

Comprehensive valuation review significantly reduces risk profile

Due diligence was conducted on 1,877 loans for Luminent’s prior 6 deals.

464 loans were kicked out in due diligence which represents a 24.7% reject rate.

The following table identifies the reasons for rejection.  Loans may fail for multiple reasons so does not foot to the total loans rejected.

100.0

566

Total

2.5

15

Other

1.4

8

Misrepresentation (Occupancy, Value, Flip, etc.)

2.3

13

Ineligible Terms/Legal Documents (Prepay Penalty, etc.)

2.3

13

DTI Excessive

2.5

14

Assets Not Documented/Short to Close

3.9

22

Unreasonable Income

4.1

23

Unacceptable Mortgage History

4.2

24

Ineligible Property

4.8

27

Unacceptable Credit History/FICO Below Minimum

9.2

52

Compliance

17.8

101

Missing Documents/Incomplete File

45.1

255

Value Not Supported

%

#

Exception Finding

LUM 2005-1, 2006-1, 2006-2, 2006-3, 2006-4, 2006-5

C O N F I D E N T I A L

Summary due diligence results

Overall pool characteristics improve at conclusion of due diligence

Fallout due to seller deletion and PIF’s

15.60%

13.10%

13.00%

Full Documentation

8.67%

6.65%

6.97%

** Aaa Credit Enhancement

           (Moody’s)

15.14%

13.15%

13.29%

Investor Property

10.75%

6.71%

6.97%

2-4 Family

49.90%

38.90%

40.40%

Cash Out

75.64%*

75.92%

75.92%

Weighted Average LTV

695

710

708

Weighted Average FICO

$349,872,695

$3,719,445,029

$4,169,298,621

Aggregate Current Balance

801

9,751

10,781

Number of Loans

Kick Outs &
Fallout

Pool After Due
Diligence

Pool Before Due
Diligence

*  Original LTV supplied by seller

** Based on model results of September 2006

C O N F I D E N T I A L

Focus on Surveillance and Contract Enforcement

Luminent has negotiated unilateral rights to foreclosure in all of its agreements

Agreements have strong representations, warranties and premium recapture, and most agreements have EPD provisions.

–       All contracts are actively monitored and enforced.

Conducts monthly calls with servicers to review details on seriously delinquent loans, foreclosures, bankruptcies and REO’s.

Post-purchase quality control review process includes full re-verification and retrospective valuation on seriously delinquent loans.

Whole Loan Investment Sub-Committee meets monthly to review outstanding repurchases, delinquency pipeline and establish loan loss reserves.

Portfolio trends are reviewed monthly in senior management surveillance meetings.

C O N F I D E N T I A L

Contract Enforcement – EPDs, Breaches and Premium Recaptures

Early Payoff - Premium Recapture

2005-1

2006-1

2006-2

2006-3

2006-4

2006-5

TOTAL

INITIAL DEAL

UNITS

1,190

1,402

1,576

2,263

1,160

1,490

9,081

DOLLARS

486,400,222

$

566,564,428

$

801,473,842

$

682,509,084

$

497,219,703

$

508,789,163

$

3,542,956,442

$

* EXPECTED RECOVERY

UNITS

19

0

1

45

31

10

106

UNITS % OF DEAL

1.6%

0.0%

0.1%

2.0%

2.7%

0.7%

1.2%

DOLLARS

10,294,636

$

-

$

399,942

$

13,638,754

$

13,052,844

$

3,891,473

$

41,277,649

$

DOLLARS % OF DEAL

2.1%

0.0%

0.0%

2.0%

2.6%

0.8%

1.2%

PREMIUM RECOVERY

32,975

$

-

$

5,499

$

174,120

$

339,374

$

118,908

$

670,876

$

* Totals reflect Securitized Loans only, and include all loans with "Expected Recovery" as of 9/1/2006

EPD Coverage and Breach of Representations - Seller Putback

2005-1

2006-1

2006-2

2006-3

2006-4

2006-5

TOTAL

INITIAL DEAL

UNITS

1,190

1,402

1,576

2,263

1,160

1,490

9,081

DOLLARS

486,400,222

$

566,564,428

$

801,473,842

$

682,509,084

$

497,219,703

$

508,789,163

$

3,542,956,442

$

* EXPECTED RECOVERY

UNITS

14

34

36

65

3

10

162

UNITS % OF DEAL

1.2%

2.4%

2.3%

2.9%

0.3%

0.7%

1.8%

DOLLARS

9,124,965

$

14,594,232

$

19,794,754

$

21,301,132

$

2,381,781

$

5,990,547

$

73,187,411

$

DOLLARS % OF DEAL

1.9%

2.6%

2.5%

3.1%

0.5%

1.2%

2.1%

* Totals reflect Securitized Loans only, and include all loans with "Expected Recovery" as of 9/1/2006

C O N F I D E N T I A L

76%

24%

94%

Average loan-to-

value ratio

Average

property market

value decline

required to

eliminate

homeowners'

equity

% of loans with

loan-to-value

ratios <=80%

$518,896

$394,361

Average property market

value

Average loan balance

87%

93%

% owner occupied

properties

% single family properties

710

92%

Weighted-average FICO

score of borrowers

% of loans with FICO

scores >650

Sound Borrowers = Sound Credit Results

As of June 30, 2006

High quality borrowers with demonstrated
ability to manage their finances . . .

. . . in their own homes . . .

. . . with moderate first loan balances
and significant equity . . .

. . . provide

Note: mortgage insurance is purchased for all loans with loan-to-value ratios > 80%

C O N F I D E N T I A L

Excellent collateral protection

Potentially lower frequency of
defaults and foreclosures

Lower severity of loan losses (and
the possibility of gains) if and when
defaults and foreclosures occur

Excellent credit profile for investors

Credit Results

0.00%

0.10%

0.20%

0.30%

0.40%

0.50%

0.60%

0.70%

0.80%

0.90%

Q4 2005

Q1 2006

Sound credit results:

Delinquencies below industry average

Luminent

MBA Prime ARM

C O N F I D E N T I A L

Aggressive Loss Mitigation Surveillance

100

$9,898,497

18

Total Seriously Delinquent (90+ days)

4

$412,390

1

Under Review

23*

$2,278,150

6

Probable Shortfall

33

$3,237,382

4

No Loss Expected

40

$3,970,574

7

Repurchase

%

Current Balance

Loans

Disposition

*Losses are generally 10% to 30% of loan balance

Of our 18 90+ day delinquent loans we expect:

C O N F I D E N T I A L

LUM 2006-6 Overview

C O N F I D E N T I A L

Summary of Key Terms

C O N F I D E N T I A L

Summary of Terms

Issuer:

Luminent Mortgage Trust 2006-6.

Depositor:

Lares Asset Securitization, Inc.

RMBS Master Servicer/

Securities Administrator

/

Custodian

:

Wells Fargo Bank, N.A.

Collateral:

100% Option ARMs.

Originators:

RFC, GMAC, Countrywide

, MortgageIT and EMC.

RMBS Servicer:

GMAC, Countrywide, RFC and Central Mortgage.

Sole Bookrunner

:

Barclays Capital Inc.

Co

-

Manager:

Bear Stearns.

Trustee:

HSBC Bank USA, National Association.

Derivatives:

To be determined.

Cut

-

off Date:

September 1,

2006.

Settlement Date:

September [28], 2006.

Final Scheduled Distribution Date:

[August 2036].

Payment Date:

25

th

day of each month (or the next business day), commencing October 2006.

Offered Certificates Interest Rate:

LIBOR + [  ]%, subject to the

maximum weighted average net loan rates plus any derivative payments, if any.

Interest Day Count:

Actual/360.

Clean

-

Up Call:

10% clean

-

up call.

Registration:

Book

-

entry form through DTC.

Denominations:

Minimum denominations of an original amount of $100,000 and multiples of $1 in excess thereof.

Federal Tax Treatment:

REMIC.

ERISA Eligibility:

Yes.

SMMEA Eligibility:

Yes.

Securitization Experience

Luminent has completed six securitizations (over $3.58 billion) under its
Luminent Mortgage Trust (“LUM”) branding since November 2005, including
$3.06 billion year-to-date in 2006.

Series

Date

Collateral

Balance ($)

Collateral

Characteristics

LUM 2005-1

11/1/2005

Hybrids

$517,706,000

FICO

713

LTV

76.15%

Servicers

EMC, Countrywide, PHH

Originators

EMC, Countrywide, PHH

LUM 2006-1

1/25/2006

Option ARMs

$576,122,000

FICO

700

LTV

75.18%

Servicers

Countrywide

Originators

Countrywide

LUM 2006-2

2/14/2006

Option ARMs

$801,474,000

FICO

703

LTV

76.01%

Servicers

Countrywide, Paul Financial

Originators

Countrywide, Paul Financial

LUM 2006-3

4/27/2006

Option ARMs

$357,600,000

FICO

712

Hybrids

$298,990,000

LTV

76.94%

Servicers

EMC, IndyMac, Paul Financial, RFC, Wells Fargo

Originators

SouthStar, IndyMac, Paul Financial, RFC, American Mortgage Network, EMC

LUM 2006-4

5/25/2006

Option ARMs

$497,220,000

FICO

719

LTV

75.23%

Servicers

GMAC Mortgage, Paul Financial, NatCity

Originators

Residential Mortgage Capital, Paul Financial, GMAC Mortgage

LUM 2006-5

6/29/2006

Option ARMs

$508,789,000

FICO

710

LTV

75.84%

Servicers

RFC, Countrywide, IndyMac, EMC, GMAC Mortgage

Originators

GMAC Mortgage, MortgageIT

C O N F I D E N T I A L

Bond Structure Summary – OC Structure

*Preliminary and subject to change

EXPECTED
TO NOT BE
OFFERED

Preliminary Structure*

Structured like a typical Home Equity transaction, where triple-A’s receive 100% of principal distributions until the step-down date.

Assuming no trigger events are occurring, then principal is distributed pro rata after the step-down date.

Waterfall
Mechanics:

Reverse sequential to the extent such losses exceed the excess interest and OC

Expectation is to credit tranche the Class A’s

Allocation of
Losses:

To be determined.

Derivatives:

At 10% of initial mortgage loans balance.  If not exercised, the interest distribution amount to the triple-A Certificates will increase to 2 times the original margin and the other Offered Certificates to 1.5 times the original margin.

Clean-Up Call &
Coupon Step-Up:

Subordination

Overcollateralization:

–  Initial (% Orig.)                          [0.50]%

–  OC Target (%):

The sum of (a) any related additional negative amortization amount and (b) (i) prior to the step-down date, [0.50]% of the Cut-off Date Balance or (ii) on or after the step-down date, an amount equal to the greatest of (x) on any Payment Date (i) prior to the Payment Date in [August 2012], [1.50]% of the aggregate Stated Principal Balance of the Group 1 Loans and (ii) thereafter, [1.00]% of the aggregate State Principal Balance of the Group 1 Loans, and (y) [0.50]% of the Group 1 Cut-off Date Balance.

If a trigger event is in effect, the Overcollateralization Target Amount will be the same as the prior Payment Date.

Excess Interest, which will initially be equal to approximately [  ] bps per annum (before losses) as of the Cut-off Date, is expected to be available to cover losses on the certificates and to replenish OC as needed.

Credit
Enhancement*:

        Initial OC

            [BBB-]                          Class B-6

            [BBB]                           Class B-5

              [A]                           Class B-4

             [AA-]                           Class B-3

             [AA]                            Class B-2

            [AA+]                           Class B-1

            [AAA]                            Class A

C O N F I D E N T I A L

Collateral Characteristics

LUM

LUM

LUM

LUM

LUM

LUM

2006-6 (Prelim)

2006-5

2006-4

2006-3 (Grp I)

2006-2

2006-1

Originators

RFC, GMAC Mortgage,

Countrywide,

MortgageIT, EMC

GMAC Mortgage,

MortgageIT

Residential Mortgage

Capital, Paul

Financial, GMAC

Mortgage

IndyMac, Paul Financial,

BSResidential

Countrywide, Paul

Financial

Countrywide

Servicers

GMAC Mortgage,

Countrywide, RFC,

Central Mortgage

RFC, Countrywide,

Indymac, EMC, GMAC

Mortgage

GMAC Mortgage,

Paul Financial,

NatCity

EMC, IndyMac, Paul

Countrywide, Paul

Financial

Countrywide

Aggregate Balance

$844,320,822

$508,789,163

$497,219,703

$369,024,835

$801,473,842

$572,662,009

1mL

2.40%

0.59%

8.27%

0.00%

0.00%

0.00%

6mL

1.64%

0.00%

0.00%

0.00%

0.00%

0.00%

12mL

0.00%

0.00%

0.00%

0.00%

0.00%

0.00%

MTA

95.64%

98.11%

91.73%

99.56%

99.66%

100.00%

COFI

0.32%

1.30%

0.00%

0.44%

0.34%

0.00%

Max Neg Am

110%

45.33%

8.05%

84.97%

57.53%

13.76%

1.40%

115%

54.67%

91.95%

15.03%

42.47%

86.24%

98.60%

Number of Loans

2,241

1,490

1,160

1,128

1,576

1,402

Average Balance

$376,761

$341,469

$428,638

$327,150

$508,549

$408,461

Coupon

6.01%

7.36%

7.12%

7.18%

6.72%

3.38%

Margin

3.03%

3.39%

3.20%

3.46%

3.15%

3.21%

LifeCap

9.96%

10.11%

10.66%

10.45%

10.29%

11.95%

Original LTV

73.96%

75.84%

75.23%

77.30%

76.01%

75.21%

FICO

719

710

719

719

703

700

Orig Term (months)

375

372

381

373

362

360

Rem Term (months)

369

370

377

371

359

360

Seasoning (months)

4

2

4

2

3

1

California Loans

53.46%

59.41%

82.19%

58.75%

72.70%

60.76%

Owner Occupied

90.40%

85.99%

79.73%

78.34%

83.20%

80.40%

Investor Property

9.57%

12.00%

18.07%

17.93%

13.00%

13.19%

Single Family

63.20%

65.24%

67.54%

62.93%

60.70%

53.76%

No Prepay Penalty

--

6.31%

29.49%

15.49%

2.78%

0.00%

Full Documentation

17.60%

8.57%

14.81%

13.90%

8.11%

12.75%

Purchase

33.40%

33.37%

40.69%

43.10%

43.70%

39.37%

C O N F I D E N T I A L

Performance Comparison – Option ARMs

60+ Delinquencies

1-Month CPR

0.00%

10.00%

20.00%

30.00%

40.00%

1

2

3

4

5

6

7

8

Period

LUM 2006-1

LUM 2006-2

LUM 2006-3

LUM 2006-4

CWALT 2006-OA1

CWALT 2006-OA2

RALI 2006-QO1

RALI 2006-QO2

Note:  Performance data can be found at www.luminentcapital.com

0.00%

0.15%

0.30%

0.45%

0.60%

0.75%

0.90%

1.05%

1

2

3

4

5

6

7

8

Period

LUM 2006-1

LUM 2006-2

LUM 2006-3

LUM 2006-4

CWALT 2006-OA1

CWALT 2006-OA2

RALI 2006-QO1

RALI 2006-QO2

C O N F I D E N T I A L

LUM 2006-6 Timing

European Roadshow – September 11th to 13th

US Roadshow – September 18th to 19th

Term Sheets Available – September 18th

Free Writing Prospectus Available – September 22nd

Expected Pricing Date – September 25th

Expected Closing Date – September 28th

C O N F I D E N T I A L

Summary

C O N F I D E N T I A L

Summary

High quality home mortgages
and mortgage-backed securities

That produce reliable
monthly payments

That drive stable P&I payments
for bondholders

STRUCTURES

FUNDS

SOURCES

C O N F I D E N T I A L

Appendix

C O N F I D E N T I A L

Company Organization Chart - Operations

Trez Moore

President & COO

Ron Viera

Portfolio Manager

Joe Kuriger

Asset/Liability

Ellie Cornfeld Melton

Credit

Pamela Pretlow

Business Manager

Megan Mahoney

Client Relations

Shuwei Ma

Loans

Ariel Rodriguez

Loans

Jim Doyle

Bonds

Millo Patel

Bonds

Maura McFadden

Analyst

Justin Rapp

Analyst

Todd Grashaw

Due Diligence

Leonard Daskus

Analysis

TBD

CDO Surveillance

Bob Mason

Transaction Manager

TBD Systems

Eric Stout

Mortgage Analyst

TBD

Portfolio Performance

Specialist

C O N F I D E N T I A L

Biographies

S. Trezevant Moore, Jr., - President and Chief Operating Officer

Prior to joining Luminent, Mr. Moore was the Executive Vice President of Capital Markets for Radian Guaranty in
Philadelphia from 2000 through 2005.  From 1997 to 2000 Mr. Moore headed the prime mortgage loan conduit for First
Union National Bank.  Mr. Moore has also held senior positions at First Boston, Citicorp and NationsBanc.  Mr. Moore
started his career in 1976 and holds a B.A. and M.B.A. from the University of Pennsylvania.

Ellie Cornfeld Melton - SVP, Chief Credit Officer

Prior to joining Luminent, Ms. Melton was Manager for the FHLB – Seattle Purchase Program.  Ms. Melton was the
Residential Chief Credit Officer for Washington Mutual before joining the FHLB.  Ms. Melton had a number of senior, primarily risk management positions at Fannie Mae, GE Capital, PMI Mortgage Insurance Co. and ITT Capital.  Ms.
Melton managed residential credit for The State of California for Bank of America from 1989-1992.  She started her career in 1979 at Pacific Plan of California and held posts at Homestead Savings and Citicorp Savings as well.  Ms. Melton holds a B.A. from the University of Oregon and an M.A. from Stanford University.

Megan Mahoney - SVP, Client Relations

Prior to joining Luminent, Ms. Mahoney was the North East regional sales manager for Platinum Direct Funding.  Earlier in her career, she was President of an operating subsidiary of ABFS managing their private label sub prime lending program for banks.  Before returning to the east coast from California, Ms. Mahoney was Senior Vice President of ITT Federal Bank
in charge of the residential loan portfolio and prior to that, Vice President of the Mortgage Banking unit of Coast Federal
Bank.  Ms. Mahoney began her career in 1983 as an Associate at Prudential Securities in New York and holds a B.A. from
Denison University.

C O N F I D E N T I A L

Biographies

Joseph Kuriger - SVP, Liability Manager

Prior to joining Luminent, Mr. Kuriger was Vice President at ABFS where he managed the Treasury group’s daily operations, including multiple banking relations for a sub prime lender.  Mr. Kuriger also spent time at CoreStates Bank,
CoreStates Mortgage, and First Pennsylvania Bank.  Mr. Kuriger holds a degree in Accounting and an M.B.A. from Temple
University.

Ron Viera, CFA -SVP Portfolio Manager

Prior to joining Luminent, Mr. Viera was a Mortgage Portfolio Manager with FHLB in Seattle.  Mr. Viera was a fixed income strategist at Prudential Securities and has held trader/portfolio manager, senior financial analyst positions at FNMA.
Mr. Viera has worked at Merrill Lynch and Salomon Smith Barney in various fixed income capacities.  Mr. Viera holds an
M.B.A. from the University of Michigan and an undergraduate degree in Economics from the University of Wisconsin.

Shuwei Ma – VP Whole Loan Trading

Prior to joining Luminent, Mr. Ma was a Director at Radian Guaranty in the Structured Transactions Group.  Mr. Ma began his career in China as an engineer, before immigrating to the US where he obtained a M.B.A. from the University of
Vermont on a scholarship program.  After earning his degree, Mr. Ma joined PNC Bank before moving to Advanta
Business Services in their Finance and Decision Support Groups.  Mr. Ma also holds a B.S. in Mechanical Engineering from Harbin Institute of Technology and a M.S. in Statistics from Villanova University.

Leonard Daskus – AVP Credit Analysis Manager

Prior to joining Luminent, Mr. Daskus was AVP of Credit Risk Management for Radian Guaranty.  Mr. Daskus began his mortgage career with GE Capital Mortgage Services Inc. in 1997 as an analyst.  He earned both his B.S. and M.B.A from
St. Joseph’s University and was awarded his Financial Risk Manager designation from Global Association of Risk
Professionals in 2006.

C O N F I D E N T I A L

Biographies

Todd Grashaw – AVP Due Diligence Manager

Prior to joining Luminent, Mr. Grashaw was senior consultant for Fannie Mae in Philadelphia.  During his 8 years at Fannie
Mae, he was responsible for client relations with national lenders in the areas of risk management and quality control.  Mr.
Grashaw began his mortgage career with Weichert Financial before moving to GMAC Mortgage as an underwriter.  He holds a B.S. from Central Michigan University and a M.B.A. from St. Joseph’s University where he taught statistics as an
Adjunct Professor for 3 years.

Robert Mason – AVP Transaction Manager

Prior to joining Luminent, Mr. Mason was a Sales and Operations manager for Countrywide’s Full Spectrum Lending division in Eastern Pennsylvania.  After spending 12 years in a number of finance roles at First Union National Bank, he joined ABFS as AVP of Finance to head up the strategic planning effort for the residential loan businesses in 1998.  He was later promoted to Vice President of Operations for the private label lending program, and later their Internet Lending
Division.  Mr. Mason holds a B.S. in Accounting from Rutgers University and a M.B.A. from Drexel University.

Ariel Rodriguez – AVP Whole Loan Trading

Prior to joining Luminent, Mr. Rodriguez was an AVP with Chase Home Finance’s Asset-Backed Capital Markets Group where he was responsible for all aspects of collateral analysis including prepayment, delinquency and default forecasting supporting secondary marketing and securitization effort.  Earlier in his career, Mr. Rodriguez held a similar analytical role at Advanta Business Cards.  In 1997 he earned a B.S. in mathematics from the University of Puerto Rico and in 2000 a
M.S. from Stanford University in Operations Research.

C O N F I D E N T I A L